                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2001

                               PremierWest Bancorp
                              --------------------
             (Exact Name of Registrant as specified in its charter)

Oregon                          333 - 96209                           93-1282171
---------------                -------------                          ----------
(State or other                (Commission                         (IRS Employer
jurisdiction                   File Number)                   Identification No.
of incorporation)

503 Airport Road, Medford, Oregon                                          97501
----------------------------------------                            ------------
Address of Principal Executive Office                                   Zip Code

Registrant's telephone number, including area code:  541-618-6003
                                                    ------------

(Former name or former address, if changed since last report): Not applicable

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial statements of businesses acquired.

                  Not applicable.

         (b)      Pro forma financial information.

                  Not applicable.

         (c)      Exhibits.

                  The following exhibits are filed herewith and this constitutes the exhibit index:

         Exhibit
         -------

         99       Press Release dated April 16, 2001

ITEM 9.  REGULATION FD DISCLOSURE

         On  April  16,  2001,  PremierWest  Bancorp  issued  a  press  release, including certain forward looking statements,  disclosing earnings for the first quarter  of  2001  and  announcing  the  closing  of the  merger  of  Timberline
Bancshares,  Inc. with and into PremierWest Bancorp and the merger of Timberline
Community Bank with and into PremierWest  Bank,  PremierWest  Bancorp's  banking subsidiary.  All of the  information in the press release,  appearing in Exhibit
99, is not filed but is furnished pursuant to Regulation FD.

                                   SIGNATURES

         Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the  registrant  has duly  caused  this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            PREMIERWEST BANCORP (Registrant)

Date: April 17, 2001                        By: /s/ Bruce R. McKee
                                               ---------------------------------
                                               Bruce R. McKee
                                               Chief Financial Officer

                                   Exhibit 99

FOR IMMEDIATE RELEASE:

Contact:
John L. Anhorn - Chief Executive Officer and President
Richard R. Hieb - Executive Vice President and Chief Operating Officer
Bruce R. McKee - Senior Vice President and Chief Financial Officer
PremierWest Bancorp
(541) 618-5970 (Investor Line)
(541) 618-6003 (Main Line)
Email:  brucem@premierwestbank.com
        --------------------------

PREMIERWEST  BANCORP HAS STRONG  GROWTH FOR ITS FIRST  QUARTER AND CLOSES OF THE
TIMBERLINE ACQUISITION

MEDFORD, OR. - APR 16TH - PremierWest Bancorp (OTCBB: PRWT) announced today its operating performance for the first quarter of 2001 with a slight increase in net earnings to $650,000 ($0.07 per dilutive share) compared to $622,000 ($0.07 per dilutive share) for the same three-month period in 2000. This performance continued even though there was a 150 basis point drop in the prime rate during the first quarter of 2001. Deposits' pricing was not reduced until late in the first quarter to not diminish PremierWest's strong customer deposit base. These factors caused a tightening of the interest margins.

Management and the staff of PremierWest have been extremely busy merging the operations of Douglas National Bank in May 2000 with Bank of Southern Oregon
(now PremierWest Bank), conversion of the bank's data processing system in July
2000, purchasing a consumer finance company in October 2000, and purchasing a real estate mortgage division in December 2000. Effective Monday, April 16,
2001, PremierWest has now also completed its merger with Timberline Bancshares,
Inc. (OTCBB: TBLS), and its wholly owned subsidiary, Timberline Community Bank with approximately $98 million is total assets.

The following discussion excludes Timberline's total assets, loans and deposits and its operating performance for the reporting periods.

LOAN GROWTH, 24%; DEPOSIT GROWTH, 26%; EQUITY GROWTH, 16%

With continued strong loan demand, loans increased $46 million since the first quarter of 2000. New customer accounts and movement from the investment sector to interest-bearing deposits increased total deposits by $61 million during this time. With net loans at $239 million and total deposits at over $299 million,
PremierWest has an 80% loan to deposit ratio. "We have over $20 million in federal funds sold at quarter end providing us the room to continue our loan growth," stated CEO and President of PremierWest, John Anhorn. "This growth has not been by acquisition but with new customers." By growing both loans and deposits, total assets are now over $348 million, a 12% increase since March 31,
2000.

PremierWest's loan portfolio quality remains sound with similar amounts added to the allowance for loan losses during each of the comparable quarters.
Non-performing assets to total assets was 2.8% at year end 2000 improving to
1.84% as of first quarter ended 2001. Pre-merger non-performing loans on the
Bank of Southern Oregon portfolio have been reduced, however, there are a few new non-performing loans from the Douglas National Bank portfolio that are being firmly dealt with by management. PremierWest believes it has adequate collateral to limit potential losses along with its allowance for loan losses of $3.6 million, or 1.5% of gross loans.

Stockholders' equity increased by $4.6 million to $33.8 million at quarter end.
With significant growth in equity and total assets during the last four quarters, annualized return on average equity was down to 7.80% for 2001 from
8.57% for the comparable quarter of 2000 while return on average assets was
0.77% for 2001 compared to 0.83% for 2000.

NET INTEREST INCOME INCREASED 5%

While total interest income increased 16% as a result of higher loan volume, it was offset by a prime rate decrease of 150 basis points since the first of the year 2001. "With the increase in customer deposits and to maintain its customer base, PremierWest did not immediately adjust its interest-bearing deposits as a result of the prime rate decrease," said Bruce McKee, PremierWest's Chief
Financial Officer. "In addition, certificates of deposit do not adjust immediately as prime rate changes." The result of these factors was an increase in interest expense of 33% for the first quarter of 2001 as compared to the prior year quarter resulting in a decline in net interest margin of 39 basis points. John Anhorn stated, "Though net interest margins have been negatively impacted during this first quarter, PremierWest's strategy of expanding its customer base is anticipated to result in higher net interest margins and returns on average equity over the coming quarters."

NON-INTEREST INCOME INCREASED 71%

Non-interest income increased by $292,000 mostly as a result of its newly acquired mortgage loan division that contributed approximately $253,000 during the first quarter of 2001 compared to $65,000 earned during the first quarter of
2000. Rich Hieb, PremierWest's Chief Operating Officer said, "With declining mortgage interest rates customers refinanced and bought new homes through
PremierWest Mortgage Division. Over $23 million in single and multi-family residential mortgage loans were generated and sold during the first quarter of
2001."

With increases in asset growth, assimilation of new bank operations and in the real estate mortgage and consumer finance areas, salaries and employee benefits rose about $336,000 for the first quarter of 2001 compared to the same period of
2000. Occupancy expense also went up by $67,000 with the addition of upgraded computer equipment and new branch locations added during this last four quarters. Other non-interest expense increased by approximately $73,000 as a result of similar factors.

COMPLETION OF THE TIMBERLINE COMMUNITY BANK MERGER INTO PREMIERWEST BANK

Effective Monday, April 16, 2001, PremierWest expanded into Northern California with its merger with Timberline. Timberline Community Bank, the wholly owned subsidiary of Timberline Bancshares, Inc., combined operations into PremierWest
Bank, which is PremierWest Bancorp's wholly owned subsidiary. Based on March 31,
2001 reports, PremierWest's combined total assets are now $446 million with loans of $295 million and deposits of $388 million.

Shareholders of Timberline Bancshares will receive cash, shares of PremierWest common stock, or a combination of cash and shares equal to $13.50 for each share of Timberline stock held. Based upon the merger agreement and elections made by
Timberline shareholders, approximately 1.1 million new shares of PremierWest common stock will be issued to Timberline shareholders, bringing PremierWest's total shares outstanding to approximately 9.7 million. Cash of approximately $6 million will be paid for the balance of the Timberline shares.

John Anhorn, CEO and President of PremierWest stated, "We are very excited to complete the merger and add eight new locations in Siskiyou County, California.
We continue to develop and grow the bank according to our plan."

CONTINUED EXPANSION

In March 2001, PremierWest opened a temporary full-service branch in Grants
Pass, Oregon. Construction of the permanent branch in Grants Pass has begun with completion expected this summer. In addition, construction has also begun on the annex to its headquarters facility on Medford's Airport Road.

PremierWest will be continuing its expansion as opportunities arise with its mission to be 'The Community Bank'. And, its philosophy with customers of
'People doing business with people' provides a niche-banking concept to the future as evidenced by PremierWest's continued growth.

PremierWest Bancorp is the parent company for PremierWest Bank with branches located in Oregon at 1455 McAndrews Road, Medford; 2600 E. Barnett Road,
Medford; 3369 Crater Lake Highway, Medford; 300 E. Pine, Central Point; 257 2nd
Street, Drain; 350 NE Garden Valley, Roseburg; 19421 N. Umpqua Highway, Glide;
555 SE Kane, Roseburg; 2665 NW van Pelt, Roseburg; 2030 Stewart Parkway in
Roseburg; 1000 W. Central, Sutherlin; 40 NW Glenheart, Winston; 221 NE 7th
Street, Grants Pass; and Loan Production and Administration offices located at
503 Airport Road, Medford. PremierWest Bank is the parent company of PremierWest
Investment Company and Premier Finance Company, now opened in Portland, Oregon.
Motor Investment Company, a division of PremierWest Bank, is located in Klamath
Falls, Oregon. PremierWest Mortgage (formerly Leader Mortgage) is a division of
PremierWest Bank with offices located in Klamath Falls, Grants Pass and Medford,
Oregon.

PremierWest Bancorp stock is traded on the OTC Bulletin Board under the symbol
PRWT. The two primary market makers in PRWT stock are A.G. Edwards (541-779-4500 or 800-453-8899) and D.A. Davidson & Company (503-603-3051 or 800-755-9643).
Some of the other brokerage firms trading PRWT stock include Merrill Lynch
(541-858-8815), Paine Webber (541-773-7773), Salomon-Smith Barney (541-779-5010)
and Strand Atkinson (541-772-6826). For more information about PremierWest
Bancorp, please call our investor line at 541-618-5970 or the Administration main line at 541-618-6003.

                ------------------------------------------------

This report contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in those statements, which are representative only on the date hereof. These forward-looking statements are based on management's assumptions and projections, and are sometimes identifiable by the use of the words, "expect to," "plan," "will," "believe" and words of a similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and these variations may be material and adverse. You should not rely solely on the forward-looking statements in evaluating an investment or prospective investment, and you should consider all uncertainties and risks discussed in the filings of PremierWest Bancorp with the
Securities and Exchange Commission (SEC). PremierWest undertakes no obligation to update any forward-looking statements contained herein.

SOURCE: PremierWest Bancorp

                               PremierWest Bancorp
                   Selected Consolidated Financial Information
                (In thousands, except per share data and ratios)
                                   (Unaudited)

                                         Three-Months Ended March 31,
                                     ------------------------------------

INCOME STATEMENT DATA                   2001          2000       % Change
                                     ------------------------------------
Total interest income                $  6,853       $ 5,906        16.0%
Total interest expense                  3,123         2,346        33.1%
                                     --------      --------
Net interest income                     3,730         3,560         4.8%
Loan loss provision                       162           186       -12.9%
                                     --------      --------
Net income after provision for loan     3,568         3,374         5.7%
  losses
Total non-interest income                 706           414        70.5%

Total non-interest expense              3,300         2,824        16.9%
                                     --------      --------
Income before taxes                       974           964         1.0%
Provision for income taxes                324           342        -5.3%
                                     --------      --------
Net income                           $    650       $   622         4.5%
                                     ========      ========

SHARE DATA
Earnings per common share data
 Basic                               $   0.08       $  0.07        14.3%
 Diluted                             $   0.07       $  0.07         0.0%
Book value per common share          $   3.93       $  3.40        15.5%
Basic average shares outstanding        8,599         8,350          --
Fully diluted shares outstanding        8,701         8,453          --
Total common shares outstanding at      8,599         8,574          --
 period end

BALANCE SHEET DATA (PERIOD END)
Total cash and equivalents           $ 31,586       $15,770       100.3%
Total investment securities, net       60,468        85,994       -29.7%
Loans and discounts, net              238,504       192,999        23.6%
Premises and Equipment, net            11,158        10,267         8.7%
Other assets                            6,634         6,273         5.8%
                                     --------      --------
Total assets                         $348,350      $311,303        11.9%
                                     ========      ========

Total deposits                       $299,494      $238,615        25.5%
Other liabilities                      15,052        43,497       -65.4%
                                     --------      --------
Total liabilities                     314,546       282,112        11.5%
Stockholders' equity                   33,804        29,191        15.8%
                                     --------      --------
Total Liabilities and Equity         $348,350      $311,303        11.9%
                                     ========      ========

SELECTED RATIOS
Return on Average Assets (1)                                 0.77%       0.83%
Return on Average Equity (1)                                 7.80%       8.57%
Equity to Total Assets                                       9.70%       9.38%
Net Loans to Deposits                                       79.64%      80.88%
Net Interest Margin                                          4.83%       5.22%
Efficiency Ratio (2)                                        74.39%      71.06%
Net Charge-offs (Recoveries) to Average Loans                0.00%       0.08%
Allowance for Loan Losses to End of Period Loans             1.50%       1.55%
Non-Performing Assets to Total Assets (3)                    1.84%       1.25%
Allowance for Loan Losses to Non-Performing Loans           56.60%      78.08%
Non-Performing Assets to Equity and                         17.13%      12.10%
  Allowance for Loan Losses

NOTES:
----------------------------------------------------------
(1)      Annualized
(2)      Efficiency ratio is non-interest expense divided by (net interest income plus non-interest income).
(3)      Non-performing assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.

SUPPORTING FINANCIAL DATA:
Average Interest-earning Deposits      $   9,437   $   4,239       123%
Average Investments                    $  71,105   $  87,430       -19%
Average Loans                          $ 232,457   $ 182,379        27%

Average Interest-earning Assets        $ 312,999   $ 274,048        14%
Average Assets                         $ 341,828   $ 300,068        14%
Average Deposits                       $ 293,293   $ 227,919        29%
Average Borrowings                     $  13,205   $  41,123       -68%
Average Interest-bearing liabilities   $ 306,498   $ 269,042        14%
Average Equity                         $  33,343   $  28,764        16%

Total Loans                            $ 242,134   $ 196,044        24%
Net charge-offs                        $       2   $     150       -99%
Allowance for Loan Losses              $   3,630   $   3,045        19%
Non-performing assets                  $   6,413   $   3,900        64%